Exhibit (a)(5)(xv)

FOR IMMEDIATE RELEASE

ICAHN EXTENDS TENDER OFFER FOR LIONS GATE COMMON SHARES

New York, New York, May 21, 2010

Contact: Susan Gordon (212) 702-4309

Carl C. Icahn announced today that the offer by his affiliated entities to purchase up to all of the outstanding common shares of Lions Gate Entertainment Corp. for $7.00 per share in cash has been extended and will now expire at 8:00 p.m., New York City time, on June 1, 2010, unless extended or withdrawn. All other terms and conditions of the tender offer remain unchanged.

Mr. Icahn stated: “We find reprehensible Lions Gate’s recent announcement regarding the board’s approval of the establishment of a trust that would hold approximately $16 million in cash to fund severance obligations that would purportedly be due to members of senior management should their employment be terminated without “cause” in connection with a “change in control”. We believe this latest action, together with the board’s failed and misguided attempts to implement a poison pill and its reckless retention (at enormous expense to shareholders – with no discernible benefit) of no less than six professional advisory firms (two financial advisors, three law firms and a public relations firm) to defend against our offer, shows just how far removed this board has become from its mission of holding management accountable and safeguarding the interests of shareholders. The Icahn Group reserves all rights to challenge the propriety of the establishment of this trust as well as the propriety of the purported severance obligations and to bring any and all other claims that the Icahn Group may have against the board and management.”

As of noon, New York City time, today, a total of approximately 4,660,699 common shares of Lions Gate were validly tendered and not withdrawn. The complete terms and conditions of the tender offer are set forth in the Offer to Purchase dated March 1, 2010, as amended by the Notice of Variation and Extension dated March 19, 2010, the Notice of Variation and Change in Information dated April 16, 2010, the Notice of Extension and Change in Information dated April 30, 2010, the Notice of Extension and Change in Information dated May 10, 2010 and the Notice of Extension and Change in Information dated May 21, 2010.

Shareholders with questions about the tender offer may call D.F. King & Co., Inc., the Information Agent, toll-free at 800-859-8511 (banks and brokers call 212-269-5550).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER DESCRIBED ABOVE. THE OFFER IS BEING

MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED MARCH 1, 2010, AS AMENDED, THAT THE ICAHN GROUP DISTRIBUTED TO HOLDERS OF COMMON SHARES AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AS EXHIBITS TO ITS AMENDED SCHEDULE TO AND WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR. HOLDERS OF COMMON SHARES SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND ALL AMENDMENTS THERETO BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON SHARES MAY OBTAIN A FREE COPY OF THE AMENDED SCHEDULE TO, THE OFFER TO PURCHASE, THE AMENDMENTS THERETO AND OTHER DOCUMENTS THAT THE ICAHN GROUP WILL BE FILING (1) WITH THE SEC AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND (2) WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AT WWW.SEDAR.COM.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. (“LIONS GATE”) FOR USE AT ITS ANNUAL GENERAL MEETING, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF LIONS GATE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE AMENDED SCHEDULES TO FILED WITH THE SEC AND ON SEDAR ON MARCH 19, 2010 AND APRIL 16, 2010.